Exhibit 99.1

Friday July 6, 4:10 pm Eastern Time

Press Release

SOURCE: Photon Dynamics, Inc.

Photon Dynamics Signs Definitive Agreement to Acquire Intelligent Reasoning Systems, Inc.

Acquisition Expected to Increase Growth Opportunities In the Electronics Market

SAN JOSE, Calif., July 6 /PRNewswire/—Photon Dynamics, Inc. (Nasdaq: PHTN-news), a leading provider of integrated yield management solutions for the display and electronics markets, today announced it has signed a definitive agreement to acquire privately held Intelligent Reasoning Systems, Inc. (IRSI).

Photon Dynamics believes that the acquisition will provide increased growth opportunities in the printed wiring assembly (PWA) and the emerging high-density interconnect (HDI) markets. Based in Austin, Texas, IRSI manufactures advanced, automated optical inspection (AOI) systems based on its patented adaptive knowledge-based software.

As the drive for more complex, smaller, lighter and more efficient end products increases, there is a need for more advanced yield management solutions by original equipment manufacturers (OEMs), electronic manufacturing service (EMS) companies, and HDI manufacturers. Photon Dynamics believes that the acquisition will further expand its product portfolio, intellectual property, development, sales, service, and application resources to support the PWA and HDI markets.

The transaction is expected to close in July 2001, and is subject to approval by IRSI shareholders, and other closing conditions. For accounting purposes, the acquisition is intended to be treated as a purchase transaction.

About Photon Dynamics, Inc.

Photon Dynamics, Inc. is a leading global supplier of integrated yield management solutions for the display and electronics markets. Photon Dynamics' patented image acquisition and image processing technology, electro-optical design, and systems engineering expertise are currently used for test, repair and inspection of flat panel displays; inspection of cathode ray tube displays and automotive glass; and inspection of printed wiring assemblies and advanced semiconductor packaging. Photon Dynamics develops systems that enable manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput to gain an incremental yield edge critical to success. Founded in 1986, Photon Dynamics has approximately 340 employees with sales offices and customer support services in San Jose and Aliso Viejo, California; Beijing, China; Eindhoven, The Netherlands; Hsinchu and Taipei, Taiwan; Markham, Ontario, Canada; Seoul, Korea; and Tokyo, Japan. For more information about Photon Dynamics, visit its Web site at www.photondynamics.com.

About Intelligent Reasoning Systems, Inc.

Intelligent Reasoning Systems, Inc. is headquartered in Austin, Texas, with support operations throughout North America, Asia, Europe, and Latin America. IRSI manufactures automated optical inspection (AOI) equipment for the electronic manufacturing services and high-density interconnect markets. Incorporated in 1992, IRSI began as a contractor providing adaptive intelligent systems to the U.S. Department of Defense. Since its inception, IRSI has evolved from a pure defense contractor to providing AOI systems based on the adaptive knowledge-based technology proven in Department of Defense applications. For more information about IRSI, visit its Web site at www.irsinc.com.

Safe Harbor Statement—This press release contains forward-looking statements that involve a number of uncertainties and risks. The success of the acquisition and future operating results of Photon Dynamics may differ from the results discussed or forecasted in the forward-looking statements. Such uncertainties and risks include, without limitation, risks associated with acquisitions, such as the potential failure to satisfy the closing conditions for the acquisition, potential difficulties in the assimilation of operations, strategies, technologies, methodologies and products of IRSI, the risk of loss of key personnel of IRSI, and diversion of management attention from other business concerns, and risks associated with the business, such as market acceptance of the combined company's products, the development of new products, the enhancement of existing products, manufacturing delays, dependence on key customers, product volume and mix, global economic conditions, and particularly, economic conditions in Asia, dependence on international operations, availability of key components, timing of orders received, fluctuations in foreign exchange rates, and the introduction of competing products having technological and/or pricing advantages. As a result, the operating results of Photon Dynamics may fluctuate, especially when measured on a quarterly basis, and actual results may differ substantially from expectations. For further information on potential factors that could affect the financial results of Photon Dynamics, refer to its Form 10-K for the fiscal year ended September 30, 2000, Form 10-Q for each of the quarters ended December 31, 2000 and March 31, 2001, and other filings with the Securities and Exchange Commission.

SOURCE: Photon Dynamics, Inc.